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                                                       EXHIBIT 3







SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-       )
Filings Under the Public Utility Holding Company Act of 1935
("Act") _______________, 1995

         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ___________, 1995 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the manner. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.
Public Service Company of Oklahoma (70-____)
         Public Service Company of Oklahoma ("PSO"), an Oklahoma corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), located at 212 East 6th Street, Tulsa, Oklahoma 74119, has filed an application pursuant to Sections 9, 10, and 11 of the Act and Rule 23 thereunder.
         PSO is seeking authority to purchase securities of RIKA Management Company, L.L.C., Universal Power Products Company, L.L.C., Automated Substation Development Company, L.L.C., and RC Training, L.L.C., all Oklahoma limited liability companies (the "RIKA Companies"), pursuant to an Agreement dated July 17, 1995 by and among the RIKA Companies, PSO and certain individuals named therein. The RIKA Companies are engaged in the development, production and sale of relay testing software, electrical substation automation systems and software and personnel training services for the electric power industry.
         For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                                           Jonathan G. Katz
                                           Secretary